EXHIBIT 99.1

January 21, 2015 - To the Shareholders of Cybergy Holdings, Inc.:

Today, Cybergy Holdings, Inc., changed its trading symbol changed from MKHD to CYBG, culminating a series of events this year that transformed your company. Since 1996, Cybergy Partners, formerly Civergy, through its family of wholly owned subsidiary companies have developed, managed and secured our country’s critical infrastructure while solving security challenges of vital importance to the nation. In January 2014, our company set out to form a family of innovative, technology-enabled businesses that will lead the way in clean energy, smart grid, energy resilience, cyber security, and business growth services. We are proud of our accomplishments, and enthusiastic about the direction the company is taking. This letter reflects on the milestones accomplished in the past year and shares our vision for growth in the years to come.

2014: The Year in Review

In January 2014 we acquired New West Technologies. For the past 18 years, New West has successfully provided clients with innovative and effective program management while offering and delivering a wide range of value-added services for government and top-tier commercial clients. New West is a five-time winner of the Inc. 500/5000 fastest growing private companies in America.

Including the operations of New West Technologies, tor the period ending December 31, 2013 we anticipate reporting revenues of $35.5 million with a gross profit of $7.6million. Also, including the operations of New West Technologies, for the period ending September 30, 2014, the end of our third fiscal quarter, we anticipate reporting revenues of approximately $25.5 million with $4.6 million of gross margin. While the financial statements are not yet closed and audited for 2014, it was an exceptional year for our company.

As a member of the Cybergy family, New West Technologies was part of a team awarded a major Mission Oriented Technical Support (MOTS) contract supporting the Department of Energy (DOE) Office of Energy Efficiency and Renewable Energy (EERE). This technical support contract provides $90 million in professional and engineering services for a three-year period across EERE’s five offices: Energy Efficiency, Renewable Power, Strategic Programs, Transportation and Business Operations. The MOTS contract continues the activities New West has been performing over the past six years for DOE and offered opportunities to support new initiatives within EERE. Learn more at: www.nwttech.com/

At the beginning of the year, Cybergy Partners also acquired Cybergy Labs, an award-winning developer of specialized cybersecurity software applications including our SmartFile technology. With the advent of SmartFile 3.0, the “Internet of Documents” is here providing real-time document intelligence from across town or around the globe.

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SmartFile notifies a user when documents are opened or viewed, printed or shared with others – moving document intelligence and information assurance from your computer hardware only – into the files themselves for the first time ever. In a world where cyber- attacks and insider threats have become an almost daily occurrence in our lives, SmartFile is a technology worth having. Learn more by visiting Cybergy Labs at: www.cybergylabs.com

We continued our transformation in May of 2014 by recruiting Dan Hollenbach as our new Chief Financial Officer. Early in his career, Dan was an auditor at Ernst and Young for eight years, has been CFO of a $200 million revenue public company, and immediately prior to joining Cybergy lead Robert Half’s Colorado Management Resources division. Dan’s focus is to lead the financial integration of our family of companies as we moved toward building an organization that provides a full spectrum of critical services and indispensable products.

September marked a major milestone as Cybergy Holdings, Inc., then named Mount Knowledge Holdings, Inc. (OTCQB: MKHD) and doing business as a software development and sales company focused on providing innovative technology solutions, completed a reverse acquisition of Cybergy Partners to grow the combined family of companies. Through this business combination, Cybergy Partner’s shareholders became majority owners of MKHD, allowing them the advantages of owning a publicly traded company, and the shareholders of MKHD became minority owners of the Cybergy family of companies.

In October, Cybergy Partners announced the rebranding of our shared services group, NWBSS LLC to Primetrix, LLC, which offers government contracting, compliance and growth services to small and mid-sized companies seeking greater access to the competitive landscape of federal contracting. Along with the name change, Primetrix underwent a rebranding, adopting a new logo and website. Learn more at: www.Primetrix.com

Civergy with its name change to Cybergy Partners, Inc., shall continue its focus on our nation’s cybersecurity and energy critical infrastructure. [See: Cybergy Name Change: LINK ]

Building for the Long Term

With all of these uplifting changes in place, Cybergy Partners is poised to become a premier, full-spectrum provider of mission-critical products and services to a growing number of government and commercial clients. We plan to achieve this through a disciplined execution of management’s organic growth and acquisition strategy – focused on adding world-class talent and market-disruptive technologies to the Cybergy family of companies.

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With a growing organization comprised of 3 divisions and a team of approximately 100 employees, the Cybergy family of companies will continue to lead advanced transportation research, strategic program development and implementation, environmental analysis, IT computer support services, grants management, and engineering. We are proud of the high standards of performance we have maintained in serving clients such as the U.S. Department of Energy, the U.S. Department of Defense, U.S. Army, and U.S. Navy, Battelle, Oak Ridge National Laboratories, and Bosch among dozens of others.

For good reason, I regularly extol the accomplishments of our operating managers. They are truly All-Stars, who run their businesses as if they were the only asset owned by their families. I believe the mindset of our managers to be as shareholder-oriented as can be found anywhere in publicly owned companies. Most have many other opportunities for their career-paths in government or industry, but the joy of hitting business “home runs” as part of the Cybergy family of companies means as much to them as their paycheck.

Here are just a few of key the objectives our leadership team plans to achieve for our shareholders in 2015.

1. Launch of the DOE MOTS (Mission Oriented Technical Support) contract.

2. Release of SmartFile version 3.5 for commercial and B2B enterprise use.

3. Completion of an acquisition with a significant cybersecurity technology company, which can serve as a partner for SmartFile and support the mission with our current customers and future ones we can serve together.

In closing, we are proud of the great momentum achieved in 2014. This time next year, we will review our 20 year history across the Cybergy family of companies and speculate a bit about the next 20. In the meantime, visit us at www.CybergyPartners.com and stay tuned for updates across the year just ahead. To our valued stakeholder partners, thank you for faith, thank you for your action, but most of all, thank you for being a part of what we are building at Cybergy Partners.

January 21, 2015

Mark E. Gray
Chairman and CEO

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